Exhibit 10.4

TRADEMARK LICENSE AGREEMENT

BY AND BETWEEN

ARMSTRONG WORLD INDUSTRIES, INC.,

AWI LICENSING LLC

AND

ARMSTRONG FLOORING, INC.

DATED AS OF APRIL 1, 2016

TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (this “Agreement”), is dated as of April 1, 2016 (the “Effective Date”), by and between Armstrong World Industries, Inc., a Pennsylvania corporation (“AWI”), and AWI Licensing LLC, a Delaware limited liability company (“AWI LC”) (AWI and AWI LC collectively, “Licensor”), and Armstrong Flooring, Inc., a Delaware corporation (“AFI” or “Licensee”) (each a “Party” and together, the “Parties”).

R E C I T A L S

WHEREAS, the board of directors of AWI (the “AWI Board”) has determined that it is in the best interests of AWI to separate AWI’s flooring business from its ceilings (building products) business, creating two independent industry-leading publicly traded companies;

WHEREAS, in furtherance of the foregoing, the Parties have entered into a Separation and Distribution Agreement, dated as of March 11, 2016 (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”), pursuant to which certain entities and assets constituting the AFI Business have been transferred to Licensee;

WHEREAS, Licensor is the owner of all right, title and interest in and to the Marks (as defined below);

WHEREAS, the Separation Agreement provides for the execution and delivery of this Agreement by the Licensor and the Licensee at the Closing (as defined in the Separation Agreement); and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Licensor wishes to grant to the Licensee, and the Licensee desires to obtain, a license to use the Marks in accordance with the terms, and subject to the conditions, set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliates” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, for purposes of this Agreement, (a) no member of the AFI Group shall be deemed to be an Affiliate of any member of the AWI Group and (b) no member of the AWI Group shall be deemed to be an Affiliate of any member of the AFI Group.

“AFI” shall have the meaning set forth in the Preamble.

“AFI Business” shall mean (a) the business, operations and activities of the Resilient Flooring and the Wood Flooring segments of AWI conducted at any time prior to the Division Effective Time by either Party or any of their current or former Subsidiaries and (b) except for the Retained Legacy Matters (as defined in the Separation Agreement) (which are expressly excluded from the AFI Business), any terminated, divested or discontinued businesses, operations and activities that, at the time of termination, divestiture or discontinuation, primarily related to (i) the business, operations or activities described in clause (a) as then conducted, or (ii) any other business operations or activities previously conducted as part of the flooring business of AWI and its Subsidiaries, including those set forth on Schedule 1.2 of the Separation Agreement.

“AFI Group” shall mean (a) prior to the Division Effective Time, AFI and each Person that will be a Subsidiary of AFI as of immediately after the Division Effective Time, including the Transferred Entities (as defined in the Separation Agreement), even if, prior to the Division Effective Time, such Person is not a Subsidiary of AFI; and (b) on and after the Division Effective Time, AFI and each Person that is a Subsidiary of AFI.

“AFI Indemnitees” shall have the meaning set forth in Section 7.2.

“Agreement” shall have the meaning set forth in the Preamble.

“AWI” shall have the meaning set forth in the Preamble.

“AWI Board” shall have the meaning set forth in the Recitals.

“AWI Business” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Division Effective Time by either Party or any member of its Group, other than the AFI Business.

“AWI Group” shall mean AWI and each Person that is a Subsidiary of AWI.

“AWI Indemnitees” shall have the meaning set forth in Section 7.1.

“AWI LC” shall have the meaning set forth in the Preamble.

“Brand Manual” shall mean Licensor’s brand presentation guidelines prescribing the permitted form and manner in which the Mark may be used, a copy of which is attached to this Agreement as Schedule F, including any amendments or additions thereto notified in writing by Licensor to Licensee from time to time.

“Complaint” shall mean any warranty claim or Action submitted by a customer or Governmental Authority concerning the performance, design or installation of Licensor Products and Services (with respect to Licensor) or Licensee Products and Services (with respect to Licensee) under the Marks, provided such claim is either substantiated or allowed by the Licensor and its Affiliates or Licensee and its Affiliates, as applicable, as evidenced by payment, refund, credit or exchange.

“Complaint Threshold” shall mean the percentage of dollars paid by Licensee and its Affiliates or Licensor and its Affiliates, respectively for Complaints per gross sales by Licensee and its Affiliates or Licensor and its Affiliates, respectively as follows: 3.6% for Licensee Products and Services globally under the Marks (with respect to Licensee), or 3.6% for Licensor Products and Services globally under the Marks (with respect to Licensor). The foregoing total sales figure in the Complaint Threshold shall be adjusted following the Effective Date to account for applicable changes in the Consumer Price Index. In addition, if the nature and method of Complaint reporting materially changes following the Effective Date due to material changes in applicable Law or technology, then the foregoing Complaint Threshold shall be equitably adjusted to account for and proportionately reflect such change.

“Dispute” shall have the meaning set forth in Section 10.3(a).

“Division Effective Time” shall have the meaning set forth in the Separation Agreement.

“Effective Date” shall have the meaning set forth in the Preamble.

“Electronic Addresses” shall mean Internet domain names, social media addresses and other similar or successor electronic addresses.

“Field of Use” shall mean, with respect to Licensor, the Licensor Products and Services, and, with respect to Licensee, the Licensee Products and Services.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” shall mean either the AFI Group or the AWI Group, as the context requires.

“Indemnifying Party” shall have the meaning set forth in Section 7.3(a).

“Indemnitee” shall have the meaning set forth in Section 7.3(a).

“Indemnity Payment” shall have the meaning set forth in Section 7.3(a).

“Infringements” shall have the meaning set forth in Section 5.3(a).

“Initial Notice” shall have the meaning set forth in Section 10.3(a).

“Insurance Proceeds” shall have the meaning set forth in the Separation Agreement.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“License” shall mean the rights and licenses with respect to the Marks granted pursuant and subject to Section 2.1 of this Agreement.

“Licensee” shall have the meaning set forth in the Preamble.

“Licensee Combination Marks” shall have the meaning set forth in Section 4.2(b).

“Licensee Competitors” shall mean (i) those Persons or competitor brands set forth in Schedule E hereto and any successors thereto, and (ii) any Person that, following the Effective Date, becomes a direct competitor of Licensee with respect to Licensee Products and Services (excluding Licensor Walls) to an equivalent or greater extent than any of those Persons identified in Schedule E as of the Effective Date.

“Licensee Designators” shall have the meaning set forth in Section 4.2(b).

“Licensee Products and Services” shall mean those products and services set forth in Schedule B and, subject to Section 4.3, Walls.

“Licensee Trademark” shall mean a trademark or service mark owned by Licensee or its Affiliates that does not include a generic word or words that denotes Licensor Products and Services.

“Licensee Walls” shall mean the following Walls: (i) LVT (<250mils), (ii) VCT (<250mils), and (iii) Sheet (<250mils).

“Licensor” shall have the meaning set forth in the Preamble.

“Licensor Combination Marks” shall have the meaning set forth in Section 4.2(c).

“Licensor Competitors” shall mean those (i) Persons or competitor brands set forth in Schedule D hereto and any successors thereto, and (ii) any Person that, following the Effective Date, becomes a direct competitor of Licensor with respect to Licensor Products and Services (excluding Licensee Walls) to an equivalent or greater extent than any of those Persons identified in Schedule D as of the Effective Date.

“Licensor Designators” shall have the meaning set forth in Section 4.2(c).

“Licensor Products and Services” shall mean those products and services set forth in Schedule C and, subject to Section 4.3, Walls.

“Licensor Trademark” means a trademark or service mark owned by Licensor or its Affiliates (other than the Marks) that does not include a generic word or words that denotes Licensee Products and Services (except Walls).

“Licensor Walls” shall mean all Walls other than Licensee Walls.

“Losses” shall mean actual losses, costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Marks” shall mean the trademarks and service marks set forth on Schedule A hereto.

“Off-Specification Goods” shall mean products manufactured outside the acceptable specification range such that they have no consumer or commercial value for their intended use.

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Person” shall mean an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Separation Agreement” shall have the meaning set forth in the Recitals.

“Subsidiary” shall mean, with respect to any Person, any corporation, general or limited partnership, trust, joint venture, unincorporated organization, limited liability company or other entity of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) in the case of a partnership, is a general partner, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tax Matters Agreement” shall have the meaning set forth in the Separation Agreement.

“Term” shall have the meaning set forth in Section 8.1(a).

“Territory” shall mean worldwide.

“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 7.4(a).

“Walls” means walls, wainscoting, room dividers, backsplashes, wall planks, wall tiles, and products, accessories and services relating thereto.

ARTICLE II

LICENSE GRANT

Section 2.1 Grant of License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive (except with respect to Walls, which license shall be nonexclusive), royalty-free, non-transferrable (subject to Section 10.4) license to use the Marks throughout the Territory, which license shall include the right to use the Marks in corporate names and trade names and Electronic Addresses, in each case solely in connection with its business of manufacturing, distributing, marketing and selling the Licensee Products and Services.

Section 2.2 Sublicensing. Licensee shall have the right to grant to any Person a sublicense of any of its rights granted under the License, provided that: (a) such sublicensee uses the Marks in support of the businesses of the AFI Group (and not for the independent use by a Third Party); (b) the terms of any sublicense are in writing and consistent with this Agreement; and (c) Licensee shall ensure that each sublicensee complies with the terms and conditions of this Agreement applicable to Licensee.

Section 2.3 Limitations and Reservations. Licensor shall not use the Marks to designate products or services other than the Licensor Products and Services, and Licensee shall not use the Marks to designate products or services other than the Licensee Products and Services. Notwithstanding anything to the contrary herein, the License is subject to any rights of or obligations owed to any Third Party under any agreement existing as of the Effective Date between Licensor or its Affiliates and any such Third Party. Except as expressly provided herein, Licensor reserves all rights with respect to the Marks, including with respect to the use, registration and licensing thereof.

ARTICLE III

QUALITY STANDARDS

Section 3.1 Quality Control and Standards.

(a) Licensee shall use the Marks and offer Licensee Products and Services under the Marks at a level of quality which generally equals or exceeds the levels of quality associated with the AFI Business. Without limitation to the foregoing, Licensee shall ensure that (i) factories and facilities of Licensee and its Affiliates offering, using or creating Licensee Products and Services under the Marks are operated in a manner consistent with good industry practices; (ii) the Complaints related to Licensee Products and Services shall not exceed the Complaint Threshold for more than four (4) consecutive quarters; and (iii) Licensee Products and Services under the Marks do not include Off-Specification Goods (provided that Off-Specification Goods may be sold for recycling purposes only).

(b) Licensor shall use the Marks and offer Licensor Products and Services under the Marks at a level of quality which generally equals or exceeds the levels of quality associated with the AWI Business. Without limitation to the foregoing, Licensor shall ensure that (i) factories and facilities of Licensor and its Affiliates offering, using or creating Licensor Products and Services under the Marks in a manner consistent with best practices; (ii) Complaints related to Licensor Products and Services shall not exceed the Complaint Threshold for more than four (4) consecutive quarters; and (iii) Licensor Products and Services under the Marks do not include Off-Specification Goods (provided that Off-Specification Goods may be sold for recycling purposes only).

(c) Each Party shall, within thirty (30) days of the end of each calendar quarter, report its Complaint Threshold to the other Party, and provide further information reasonably requested by the other Party in connection therewith.

(d) Each Party shall use the Marks in a manner that would not reasonably be expected to disparage or reflect negatively on the goodwill or reputation of the Marks, including by refraining from the use of inappropriate packaging, images and materials used in connection with the Marks. Each Party shall use the Marks and operate its business under the Marks in compliance with applicable Law.

(e) In the event of any event or circumstance that arises in connection with any act or omission of the AWI Group which results or would be reasonably expected to result in material negative publicity for any member of the AFI Group, the AWI Group or the Marks, or materially tarnishes or would reasonably be expected to materially tarnish the reputation of the AFI Group, the AWI Group or the Marks, the Parties will reasonably cooperate with each other to promptly implement a communications plan and effort intended to address and remedy such negative impact, in a form reasonably approved in writing by AFI, with all costs and expenses relating to such plan and effort to be borne by the AWI Group. In the event of any event or circumstance that arises in connection with any act or omission of the AFI Group which results or would be reasonably expected to result in material negative publicity for any member of the AFI Group, the AWI Group or the Marks, or materially tarnishes or would reasonably be expected to materially tarnish the reputation of the AFI Group, the AWI Group or the Marks, the Parties will reasonably cooperate with each other to promptly implement a communications plan and effort intended to address and remedy such negative impact, in a form reasonably approved in writing by AWI, with all costs and expenses relating to such plan and effort to be borne by the AFI Group.

ARTICLE IV

USE OF THE MARKS

Section 4.1 Use of Marks.

(a) The Licensee shall use the Marks in accordance with sound trademark usage principles and in accordance with all Laws relating to the maintenance of the validity and enforceability of the Marks; and shall not take action which is intended, or would reasonably be expected, to harm the reputation of the Marks or the reputation of the Licensor under the Marks.

(b) The Licensor shall use the Marks in accordance with sound trademark usage principles and in accordance with all Laws relating to the maintenance of the validity and enforceability of the Marks; and shall not take action which is intended, or would reasonably be expected, to harm the reputation of the Marks or the reputation of the Licensee under the Marks.

Section 4.2 Presentation of Marks.

(a) Licensee and Licensor shall use the Marks in a manner consistent with the Brand Manual; provided that (i) Licensee may vary its presentation of the Marks from the Brand Manual with the prior written consent of Licensor, such consent not to be unreasonably withheld or delayed, and (ii) if Licensor changes the stylized format of the Marks as presented in the Brand Manual then Licensee shall have the right upon written notice to Licensor to continue to use the stylized format of the Marks used by Licensee hereunder prior to such change.

(b) Licensee shall always use ARMSTRONG followed by (i) “FLOORS,” “FLOORING”, “FLOORING SYSTEMS”, “FLOORING SOLUTIONS,” “FLOOR PRODUCTS”, “FLOORING PRODUCTS”, “RESIDENTIAL FLOORING”, “COMMERCIAL FLOORING”, “FLOORING SERVICES”, or “FLOOR FASHION CENTER” or (ii) a generic word or words that denotes Licensee Products and Services that are not included in Licensor Products and Services (each of the foregoing permitted words or terms, “Licensee Designators”, with such Licensee Designator presented in a manner consistent with the Brand Manual, “Licensee Combination Marks”). Notwithstanding the foregoing, Licensee may use ARMSTRONG (i) alone if stamped or embedded directly in products included within Licensee Products and Services so long as the Licensee Combination Mark is readily observable on the packaging thereto, (ii) alone or in combination with Licensee Trademarks in textual sentences (with the Mark not presented in logo or stylized format or more prominently than the Licensee Combination Mark) as a short-hand reference to the Licensee Combination Mark so long as the Licensee Combination Mark is readily observable, (iii) alone in corporate signage located at buildings owned or occupied by Licensee or its Affiliates (subject to Section 4.4), and (iv) as may be agreed in writing by the Parties from time to time to the extent reasonably necessary to maintain applications and registrations for the Mark alone or in logo or stylized format, with such agreed-to use to be only periodically and in a non-prominent matter.

(c) Licensor shall always use ARMSTRONG followed by (i) “WORLD INDUSTRIES”, “WORLD”, “BUILDING PRODUCTS”, “CEILINGS”, “CEILING SYSTEMS”, “CEILING INSTALLATION SYSTEMS”, “CEILING SOLUTIONS”, “CEILINGS & WALLS” , “CEILINGS & WALL SYSTEMS”, “CEILING & WALL SOLUTIONS”, “WALLS”, “WALL SOLUTIONS”, or “WALLS SYSTEMS” or (ii) a generic word or words that denotes Licensor Products and Services that are not included in Licensee Products and Services (each of the foregoing permitted words or terms, “Licensor Designators”, with such Licensor Designator presented in a manner consistent with the Brand Manual, “Licensor Combination Marks”). Notwithstanding the foregoing, Licensor may use the Marks (i) alone if stamped or embedded directly in products included within Licensee Products and Services, (ii) alone or in combination with Licensor Trademarks in textual sentences (with the Mark not presented in logo or stylized format or more prominently than the Licensor Combination Mark) as a short-hand reference to the Licensor Combination Mark so long as the Licensor Combination Mark is readily observable, (iii) alone in corporate signage located at buildings owned or occupied by Licensor or its Affiliates (subject to Section 4.4), and (iv) as may be agreed in writing by the Parties from time to time to the extent reasonably necessary to maintain applications and registrations for the Mark alone or in logo or stylized format, with such agreed-to use to be only periodically and in a non-prominent matter.

(d) Licensee shall ensure that any Electronic Addresses that include the Mark and are used by or on behalf of Licensee contain a Licensee Designator (and Licensee shall maintain such Electronic Addresses and associated sites at Licensee’s cost), and Licensor shall ensure that any Electronic Addresses that include the Mark and are used by or on behalf of Licensor contain a Licensor Designator (and Licensor shall maintain such Electronic Addresses and associated sites at Licensor’s cost).

(e) The homepage of www.armstrong.com shall serve as a landing page to redirect Persons to Licensor and Licensee sites, as reasonably agreed to by the Parties and in a form and manner that is intended to provide equivalent placement for and access to Licensor and Licensee (and such domain name and associated site shall be maintained at Licensor’s and Licensee’s cost, with such cost to be shared equally between the Parties). In addition, certain other domain names shall be handled by the Parties as set forth in Schedule G.

(f) Except as permitted in the Brand Manual or by Section 4.2(g) or Section 4.2(h), Licensee and Licensor shall not combine the Marks with another name or mark other than a Licensee Designator (with respect to Licensee) or a Licensor Designator (with respect to Licensor).

(g) Subject to the other provisions of this Agreement, (i) Licensee shall have the right to include a Licensee Trademark as separate word(s) prior to or after a Licensee Combination Mark (i.e., “[Licensee Combination Mark] [Licensee Trademark] [applicable product or service within Licensee Products and Services]” or “[Licensee Trademark] [applicable product or service within Licensee Products and Services] by [Licensee Combination Mark]”), and (ii) Licensor shall have the right to include a Licensor Trademark as separate word(s) prior to or after a Licensor Combination Mark (i.e., “[Licensor Combination Mark] [Licensor Trademark] [applicable product or service within Licensor Products and Services]” or “[Licensor Trademark] [applicable product or service within Licensor Products and Services] by [Licensor Combination Mark]”). Licensee and Licensor shall also have the right to include corporate entity designators (e.g., “Inc.”, “Company”, “LLC”, or the like) at the end of a Licensee Combination Mark or Licensor Combination Mark, respectively, for purposes of identifying the applicable entity.

(h) Licensee shall have the right to use marks owned by and licensed from Third Parties in close association with the Licensee Combination Marks, provided that such other marks (i) do not include words that denote Licensor Products and Services, and (ii) are not owned by or principally associated by the public with a Licensor Competitor. Licensor shall have the right to use marks owned by and licensed from Third Parties in close association with the Licensor Combination Marks, provided that such other marks (i) do not include words that denote Licensee Products and Services (except Walls), and (ii) are not owned by or principally associated by the public with a Licensee Competitor. The foregoing restrictions in this Section 4.2(h) shall not prevent a Party from (i) conducting business with a Licensor Competitor (in the case of Licensee) or a Licensee Competitor (in the case of Licensor), or (ii) participating in industry sponsorships, including trade shows, outings, and speaking engagements, that might result in the use of Licensor Combination Marks or Licensee Combination Marks with Third Party marks of a Licensee Competitor or Licensor Competitor.

Section 4.3 Walls. Licensee may not use the Marks in connection with Licensor Walls, provided that the foregoing shall not apply to (i) non-prominent references by Licensee to its corporate name, trade name or Electronic Addresses (with the Mark not presented in logo or stylized format), or (ii) uses of the Marks in connection with Licensor Walls if such uses are in a manner not intended to and that do not directly associate the Marks with Licensor Walls (for example, the following would be permitted: “[Brand]™ Walls” to designate Licensor Walls on one page of a brochure where (x) on the header or footer of such page a Licensee Combination Mark identifies the corporate or trade name of Licensee in a non-prominent manner and/or (y) on a separate page of such brochure the Mark is used in connection with Licensee Products and Services). Licensor may not use the Marks in connection with Licensee Walls, provided that the foregoing shall not apply to (i) non-prominent references by Licensor to its corporate name, trade name or Electronic Addresses (with the Mark not presented in logo or stylized format), or (ii) uses of the Marks in connection with Licensee Walls if such uses are in a manner not intended to and that do not directly associate the Marks with Licensee Walls (for example, the following would be permitted: “[Brand]™ Walls” to designate Licensee Walls on one page of a brochure where (x) on the header or footer of such page a Licensor Combination Mark identifies the corporate or trade name of Licensor in a non-prominent manner and/or (y) on a separate page of such brochure the Mark is used in connection with Licensor Products and Services would be permitted).

Section 4.4 Transition. The Parties acknowledge and agree that, notwithstanding any other provision in this Agreement, Licensee and Licensor shall have the right to transition from use of the Marks alone to use of the Marks as set forth in this Article IV after the Effective Date; provided, however, that each Party shall (i) use commercially reasonable efforts to transition from use of the Marks alone to use of the Marks as set forth in this Article IV in a timely and expeditious manner, recognizing that the intent of the Parties is to transition as promptly and cost-effectively as possible and, in any event, except as otherwise provided below, within one (1) year of the Effective Date, (ii) be permitted to exhaust in the ordinary course all product inventory, product samples and kits, product brochures, product catalogs and packaging inventory existing or first initiated as of the Effective Date and (iii) ensure that any and all orders, requisitions and purchases of new materials (for example, letterhead, stationary, catalogs, business cards, presentations, promotional items, decals, brochures, displays, signs and marketing materials), including any use of those materials, made or first initiated after the Effective Date shall comply with Sections 4.1 through 4.3. Notwithstanding the foregoing, the Parties shall (i) transition “big box” (for example, Lowe’s and The Home Depot) store displays in a timely and expeditious manner to the extent permitted by the applicable definitive agreement with the “big box” store in effect as of the Effective Date, and (ii) transition facility signage within two (2) years of the Effective Date (or such later date as may be approved by the other Party in writing in the exercise of its discretion). Without limitation to the foregoing, any cessation of use of a Mark that requires approval by a Governmental Authority shall be expeditiously assembled, submitted and diligently prosecuted for approval by the applicable Governmental Authority in a timely fashion by the Party seeking approval.

Section 4.5 Communication and Collaboration. The Parties acknowledge that, in connection with the conduct of their respective businesses hereunder under the Marks, there may be certain matters with respect to which the Parties may communicate or collaborate. Any such communications or collaboration shall be governed by Article IX hereof, and Licensor shall limit its use of such activities to the Licensor Products and Services and Licensee shall limit its use of such activities to the Licensee Products and Services.

Section 4.6 Misdirected Communications. In the event that a Party or its Affiliates experience an appreciable number of communications intended for the other Party or its Affiliates as a result of the use of the Marks hereunder, then at a Party’s request the Parties will reasonably cooperate with each other to implement a process to cross-refer to the other Party misdirected inquiries and complaints intended for such other Party.

ARTICLE V

OWNERSHIP AND PROTECTION OF MARKS

Section 5.1 Ownership of the Marks. Licensee acknowledges that the Marks and all rights therein and thereto and the goodwill pertaining thereto, including Licensor Combination Marks and (other than, for clarity, with respect to a Licensee Trademark) Licensee Combination Marks, are owned exclusively by and belong exclusively to Licensor. Licensee’s use of the Marks and Licensee Combination Marks and any and all goodwill generated thereby or associated therewith shall inure solely to the benefit of Licensor (other than, for clarity, with respect to a Licensee Trademark). Licensee shall not (a) register or seek to register in any jurisdiction any Mark (including any mark that includes or is a derivation of or confusingly similar to a Mark), (b) directly or indirectly contest the ownership or validity of any rights of the Licensor in or to any of the Marks, Licensor Combination Marks or Licensee Combination Marks (other than, for clarity, with respect to a Licensee Trademark), or (c) contest the fact that Licensee’s rights under this Agreement are as a licensee and subject to all of the terms and conditions herein.

Section 5.2 Registration. All applications and registrations for or that include a Mark shall be filed in the name of Licensor and, as between Licensor and Licensee, Licensor shall file the documents with the applicable Governmental Authorities in connection therewith. Licensee shall be responsible for the cost of searching, investigating, filing, prosecuting, registering and maintaining such applications and registrations that cover only Licensee Products and Services. Licensor shall be responsible for the cost of searching, investigating, filing, prosecuting, registering and maintaining such applications and registrations that cover only Licensor Products and Services. With respect to such applications and registrations that cover both Licensee Products and Services and Licensor Products and Services, Licensee shall reimburse Licensor for fifty (50%) percent of all costs of Licensor and its Affiliates in connection therewith. At the reasonable request of a Party, the other Party shall reasonably consult and cooperate with such Party in connection with filings for applications and registrations for or that include a Mark.

Section 5.3 Enforcement.

(a) Licensor shall have the exclusive right to challenge Third Party infringements, dilutions and other violations of or with respect to the Marks (“Infringements”) within the Licensor’s Field of Use (excluding Licensee Walls). If Licensor does not challenge such Infringement within ninety (90) days following written notice from Licensee requesting that action be taken, Licensor will at the request of Licensee consult in good faith with Licensee in connection therewith and consider in good faith any reasonable request by Licensee in connection thereto.

(b) Licensor shall have the initial right to challenge Infringements outside of the Parties’ respective Field of Use. If Licensor does not challenge such Infringement within ninety (90) days following written notice from Licensee requesting that action be taken, Licensee may challenge such Infringement.

(c) Licensee shall have the exclusive initial right to challenge Infringements that are solely within Licensee’s Field of Use (excluding Licensor Walls). If Licensee does not challenge such Infringement within ninety (90) days following written notice from Licensor requesting that action be taken, Licensor may challenge such Infringement and, in such instance, Licensee shall reimburse Licensor for fifty percent (50%) of all costs of Licensor and its Affiliates in connection therewith.

(d) Except as otherwise set forth in this Agreement, (i) Licensor shall bear the cost of any challenges it brings against Infringements and shall be entitled to retain all sums recovered in any such Action, and (ii) Licensee shall bear the cost of any challenges it brings and shall be entitled to retain all sums recovered in any such Action.

(e) With respect to an Action challenging an Infringement which a Party has the right to bring under Section 5.3(a) through (c), at the reasonable request and at the expense of such Party, the other Party shall (i) cooperate with the requesting Party in connection with such Action, and (ii) join as a party in such Action if necessary for the purpose of maintaining standing in such Action. If at the request of a Party the other Party so joins an Action for the purpose of maintaining standing, the requesting Party shall indemnify and hold harmless the other Party from any Liabilities relating thereto or arising or resulting therefrom.

Section 5.4 Recordation. In the event Licensor or Licensee deems recordation of this Agreement necessary, the other Party shall reasonably cooperate, at the requesting Party’s expense, in connection with the recording of this Agreement with the appropriate Governmental Authorities and in the renewal of such recordation. The Parties shall provide assistance and information to each other as reasonably necessary to accomplish such recordation, including by submitting a revised version of this Agreement in a form necessary, but without change of substance (except where such change is necessary for purposes of recordation) hereof, for recordation. Upon termination or expiration of this Agreement, the Parties shall cooperate to effect a cancellation or termination of any recordation of this Agreement with the appropriate Governmental Authorities, and the Parties will grant, and hereby do grant, to each other an irrevocable power of attorney coupled with an interest to effect such cancellation within twenty (20) days after the termination of this Agreement.

ARTICLE VI

DISCLAIMER OF REPRESENTATIONS AND WARRANTIES

Section 6.1 DISCLAIMER.

(a) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, ALL LICENSES TO THE MARKS ARE BEING MADE WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY NATURE (A) AS TO THEIR VALUE OR FREEDOM FROM ANY SECURITY INTERESTS; (B) AS TO TITLE, NONINFRINGEMENT, VALIDITY, ACCURACY OF INFORMATIONAL CONTENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE (WHETHER OR NOT A PARTY OR ITS AFFILIATES KNOWS OR HAS REASON TO KNOW ANY SUCH PURPOSE) OR ANY OTHER MATTER, INCLUDING ANY WARRANTY (EXPRESS OR IMPLIED, ORAL OR WRITTEN), WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE, BY COURSE OF DEALING OR OTHERWISE; OR (C) AS TO THE LEGAL SUFFICIENCY TO GRANT ANY RIGHTS THEREIN AND AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AND NEITHER PARTY, NOR ANY OF ITS REPRESENTATIVES, MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, AND HEREBY EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, IN CONNECTION WITH THIS AGREEMENT, INCLUDING WITH RESPECT TO THE MARKS, INCLUDING WITH RESPECT TO THE MATTERS DESCRIBED IN THE FOREGOING CLAUSES (A)-(C). WITHOUT LIMITING THE FOREGOING, THE LICENSEE HEREBY ACKNOWLEDGES AND AGREES THAT ALL LICENSES IN THIS AGREEMENT ARE BEING MADE “AS IS, WHERE IS,” AND, INTER ALIA, SUBJECT TO ANY AGREEMENTS EXISTING AS OF THE EFFECTIVE DATE.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnification by AFI. Except as otherwise specifically set forth in this Agreement, to the fullest extent permitted by Law, AFI shall, and shall cause the other members of the AFI Group (including any sublicensee) to, indemnify, defend and hold harmless AWI, each member of the AWI Group and each of their respective past, present and future directors, officers, employees and agents, in each case, in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “AWI Indemnitees”), from and against any and all Liabilities of the AWI Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any Liabilities to the extent such Liabilities arise out of any Third-Party Claim relating to, arising out of or resulting from, directly or indirectly, use of the Marks by, under or through AFI or its Affiliates or sublicensees (including with respect to the manufacture, marketing, offering, use, issuance, sale or performance of any Licensee Products and Services); or

(b) any breach by AFI or any other member of the AFI Group (including any sublicensee) of this Agreement.

Section 7.2 Indemnification by AWI. Except as otherwise specifically set forth in this Agreement, to the fullest extent permitted by Law, AWI shall, and shall cause the other members of the AWI Group (other than AFI and its sublicensees) to, indemnify, defend and hold harmless AFI, each member of the AFI Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “AFI Indemnitees”), from and against any and all Liabilities of the AFI Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any Liabilities to the extent such Liabilities arise out of any Third-Party Claim relating to, arising out of or resulting from, directly or indirectly, use of the Marks by, under or through AWI or its Affiliates or sublicensees (other than AFI and its sublicensees) (including with respect to the manufacture, marketing, offering, use, issuance, sale or performance of any Licensor Products and Services); or

(b) any breach by AWI or any other member of the AWI Group (other than AFI and its sublicensees) of this Agreement.

Section 7.3 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) The Parties intend that the indemnification, contribution or reimbursement with respect to any Liability pursuant to this Article VII shall be net of Insurance Proceeds and other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof, including increased premiums) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification, contribution or reimbursement hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds and other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof, including increased premiums) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives an indemnification, contribution or reimbursement payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of the related Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof, including increased premiums) had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification, contribution and reimbursement provisions hereof. Each Party shall, and shall cause the members of such Party’s Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification, contribution or reimbursement may be available under this Article VII. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification, contribution or reimbursement, or receiving any Indemnity Payment otherwise owed to it under this Agreement.

Section 7.4 Procedures for Indemnification of Third-Party Claims.

(a) Notice of Claims. If, at or following the Effective Date, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) that is not a member of the AWI Group or the AFI Group (or their respective sublicensees) of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 7.1 or 7.2, or any other Section of this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within fourteen (14) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 7.4(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced in some material respect by the Indemnitee’s failure to provide notice in accordance with this Section 7.4(a).

(b) Control of Defense. An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided that, prior to the Indemnifying Party assuming and controlling defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee being true, the Indemnifying Party shall indemnify the Indemnitee for any such Liabilities to the extent resulting from, or arising out of, such Third-Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 7.4(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 7.4(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.

(c) Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification, contribution or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 7.4(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d) Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 7.4(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(e) No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages, does not involve any finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third-Party Claim.

(f) Tax Matters Agreement Governs. The above provisions of this Section 7.4 do not apply to Taxes (as defined in the Separation Agreement) (Taxes being governed by the Tax Matters Agreement). In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

ARTICLE VIII

TERM AND TERMINATION

Section 8.1 Term and Termination.

(a) This Agreement shall commence as of the Effective Date, and shall be non-terminable, unless terminated earlier pursuant to this Section 8.1 (the “Term”).

(i) In the event that Licensee (and its sublicensees) ceases all use of the Marks everywhere throughout the world for a period of three (3) consecutive years, this Agreement may be terminated upon written notice by Licensor.

(ii) In the event that Licensor (and its licensees other than Licensee and its sublicensees) ceases all use of the Marks everywhere throughout the world for a period of three (3) consecutive years, this Agreement may be terminated upon written notice by Licensee, provided that in the event of such a termination by Licensee for nonuse then Licensor shall assign all of its right, title and interest in the Marks to Licensee.

(iii) In the event that the Complaint Threshold applicable to a Party is exceeded for more than four (4) consecutive calendar quarters, then such Party shall have two (2) years from the end of the last such calendar quarter to come into compliance with such applicable Complaint Threshold, and in the event that such Party fails to be in compliance with the Complaint Threshold during the last calendar quarter of such two (2) year period and such Party is not using commercially reasonable efforts to come into compliance, then the other Party may terminate this Agreement upon written notice thereof, provided that in the event of such a termination by Licensee of this Agreement in its entirety pursuant to the provisions further above in this Section 8.1(a)(iii) for failure by Licensor to be in compliance with the applicable Complaint Threshold then Licensor shall assign all of its right, title and interest in the Marks to Licensee.

(iv) In the event that a Party materially breaches this Agreement and such breach has a material adverse impact on the business or reputation, taken as a whole, of the non-breaching Party, and the breaching Party fails to cure such breach, or if such breach is not reasonably curable during such time period fails to implement steps reasonably intended to cure or remedy such breach, within sixty (60) days’ written notice from the non-breaching Party, this Agreement may be terminated upon written notice by the non-breaching Party, and if this Agreement is so terminated by Licensee then Licensor shall assign all of its right, title and interest in the Marks to Licensee.

(v) Licensee shall have the right at any time to terminate this Agreement upon written notice to Licensor.

Section 8.2 Effect of Termination.

(a) Upon the termination of this Agreement, unless termination occurs by Licensee pursuant to Section 8.1(a)(iii) or 8.1(a)(iv), the Licensee shall and shall cause each of its sublicensees to no later than one (1) year following such termination:

(i) cease any and all use of the Marks and any mark confusingly similar thereto;

(ii) change all corporate and trade names to not include the Marks or any mark confusingly similar thereto;

(iii) destroy and require all agents and employees to destroy all materials; and

(iv) send a written statement to the Licensor verifying that it has complied with the foregoing clauses (i)–(iii).

(b) Upon the termination of this Agreement by Licensee pursuant to Section 8.1(a)(iii) or 8.1(a)(iv), the Licensor shall and shall cause each of its sublicensees to no later than one (1) year following such termination:

(i) cease any and all use of the Marks and any mark confusingly similar thereto;

(ii) change all corporate and trade names to not include the Marks or any mark confusingly similar thereto;

(iii) destroy and require all agents and employees to destroy all materials; and

(iv) send a written statement to the Licensee verifying that it has complied with the foregoing clauses (i)–(iii).

Section 8.3 Rights and Remedies. The rights and remedies of Licensor set forth in this Article VIII are in addition to all other rights and remedies available at law or equity.

ARTICLE IX

CONFIDENTIALITY

Section 9.1 Confidentiality. Each of Licensor and Licensee, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to AWI’s confidential and proprietary information pursuant to policies in effect as of the Effective Date, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses that may be in its possession as of the Effective Date or is furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group.

Section 9.2 Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

ARTICLE X

MISCELLANEOUS

Section 10.1 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b) This Agreement and the Exhibits, Schedules and appendices hereto, and the Separation Agreement, contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. In the case of any conflict between this Agreement and the Separation Agreement in relation to any matters addressed by this Agreement, the Separation Agreement shall prevail.

(c) AWI represents on behalf of itself and each other member of the AWI Group, and AFI represents on behalf of itself and each other member of the AFI Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Each Party acknowledges that this Agreement may be executed by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature)

by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 10.2 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 10.3 Dispute Resolution.

(a) Good Faith Negotiation. Any dispute, controversy or claim arising out of or relating to this Agreement (a “Dispute”), shall initially be referred to the Transition Committee (as defined in the Separation Agreement, and for so long as such Transition Committee exists) for resolution. If the Transition Committee (as defined in the Separation Agreement) is unable to resolve such Dispute within thirty (30) days (or if such Transition Committee no longer exists), then either Party may provide written notice thereof to the other Party (the “Initial Notice”), and the Parties shall thereafter attempt in good faith to negotiate a resolution of the Dispute. The negotiations shall be conducted by executives who hold, at a minimum, the title of vice president and who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(b) In the event that a Dispute has not been resolved within sixty (60) days after receipt by a Party of an Initial Notice, or within such longer period as the Parties may agree to in writing, then each Party hereby agrees and consents to be subject to the jurisdiction of the Court of Chancery of the State of Delaware in and for New Castle County, or if the Court of Chancery lacks jurisdiction over such dispute, in any state or federal court having jurisdiction over the matter situated in New Castle County, Delaware, to resolve any such unresolved Dispute in any suit, action or proceeding seeking to enforce any provision of, or based on any other matter arising out of or in connection with, this Agreement or the transactions contemplated hereby. Each Party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such Party at the address and in the manner provided in Section 10.7 hereof. Each of the Parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Court of Chancery of the State of Delaware in and for New Castle County, or if the Court of Chancery

lacks jurisdiction over such dispute, in any state or federal court having jurisdiction over the matter situated in New Castle County, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.3(c).

(d) Notwithstanding the foregoing provisions of this Section 10.3, a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 10.3(a) if such action is reasonably necessary to avoid irreparable damage.

(e) Unless otherwise agreed in writing, the Parties shall, and shall cause their respective members of their Group to, continue to honor all commitments under this Agreement to the extent required by this Agreement during the course of dispute resolution pursuant to the provisions of this Section 10.3, unless such commitments are the specific subject of the Dispute at issue.

Section 10.4 Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement in whole (i.e., the assignment of a Party’s rights and obligations under this Agreement all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to, prohibit either Party or any member of its Group from being party to or undertaking a change of control.

Section 10.5 Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any AWI Indemnitee or AFI Indemnitee in their respective capacities as such, and as set forth in Article VII (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 10.6 Recovery of Fees. In the event that any Action is instituted or commenced by either Party hereto against the other Party as a result of a Dispute, the Party that substantially prevails in such Action as determined by a final, nonappealable judgment of an arbitration or court shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in such Action from the non-prevailing party.

Section 10.7 Notices.

(a) All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by electronic mail (for which a confirmation email is obtained), or sent by overnight courier (providing proof of delivery) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.7):

If to AWI, to:

Armstrong World Industries, Inc.
P.O. Box 3001
Lancaster, PA 17604
Email: mahershey@armstrongceilings.com
Attention:	General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Email:	Peter.Atkins@skadden.com
Eric.Cochran@skadden.com
Attention:	Peter A. Atkins
Eric L. Cochran

and

Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
920 N. King Street
Wilmington, DE 19801
Email:	Steven.Daniels@skadden.com
Attention:	Steven J. Daniels

If to AFI, to:

Armstrong Flooring, Inc.
P.O. Box 3025
Lancaster, PA 17604
Email: csparisi@armstrongflooring.com
Attention:	General Counsel

with a copy (prior to the Distribution Effective Time (as defined in the Separation Agreement)) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Email:	Peter.Atkins@skadden.com
Eric.Cochran@skadden.com
Attention:	Peter A. Atkins
Eric L. Cochran

and

Skadden, Arps, Slate, Meagher & Flom LLP
920 N. King Street
Wilmington, DE 19801
Email:	Steven.Daniels@skadden.com
Attention:	Steven J. Daniels

A Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 10.8 Force Majeure. No Party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure (as defined in the Separation Agreement). In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement, as soon as reasonably practicable.

Section 10.9 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.10 Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.11 Specific Performance. Subject to the provisions of Section 10.3, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

Section 10.12 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 10.13 Interpretation. In this Agreement (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires, (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement, (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement unless otherwise specified, (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement, (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified, (f) the word “or” shall not be exclusive, (g) unless otherwise specified in a particular case, the word “days” refers to calendar days, (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States or Lancaster, Pennsylvania, (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified, and (j) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to the Effective Date.

Section 10.14 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither AFI or any member of the AFI Group, on the one hand, nor AWI or any member of the AWI Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).

Section 10.15 Performance. AWI will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the AWI Group. AFI will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the AFI Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement.

Section 10.16 Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

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IN WITNESS WHEREOF, the Parties have caused this Trademark License Agreement to be executed by their duly authorized representatives.

ARMSTRONG WORLD INDUSTRIES, INC.

By:	/s/ Brian L. MacNeal
Name: Brian L. MacNeal
Title: Authorized Officer

AWI LICENSING LLC

By:	/s/ /Stephen F. McNamara
Name: Stephen F. McNamara
Title: Authorized Officer

ARMSTRONG FLOORING, INC.

By:	/s/ John W. Thompson
Name: John W. Thompson
Title: Authorized officer

[Signature Page to Trademark License Agreement]